EXHIBIT 99

NEWS RELEASE

EMC Insurance Group Inc. Announces Second Quarter Estimates and Revises 2018 Non-GAAP Operating Income Guidance*

*Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP). See “Definition of Non-GAAP Information and Reconciliation to Comparable GAAP Measure” for additional information.

DES MOINES, Iowa (July 26, 2018) - EMC Insurance Group Inc. (Nasdaq:EMCI) (the “Company”), today announced that second quarter 2018 results were negatively impacted by a higher than anticipated level of non-catastrophe losses in the property and casualty insurance segment. As a result, the Company expects to report a net loss in the range of ($0.26) to ($0.22) per share, non-GAAP operating income (loss)* in the range of ($0.04) to $0.00 per share, and a GAAP combined ratio of approximately 109.8 percent for the second quarter of 2018.

“The GAAP combined ratio expected for the second quarter is not significantly higher than our internal projection,” stated President and Chief Executive Officer Bruce G. Kelley; “however, the composition of the results by segment and the drivers of those results are different from our projection. The property and casualty insurance segment is expected to report a GAAP combined ratio of approximately 115.0 percent - much higher than projected, while the reinsurance segment is expected to report a GAAP combined ratio of approximately 92.2 percent - much lower than projected.”

The unusually-high GAAP combined ratio in the property and casualty insurance segment is being driven by a higher-than-expected underlying loss and settlement expense ratio, which excludes the impact of catastrophe and storm losses and development on prior years’ reserves. The largest increase occurred in the workers’ compensation line of business, and is attributed to unanticipated increases in both the frequency and severity of losses, compounded by mandatory rate decreases implemented during the past few years. In addition, the commercial auto and personal lines of business continued to underperform. The reinsurance segment’s better than expected results were driven by a relatively low amount of catastrophe and storm losses.

Catastrophe and storm losses are expected to be approximately $15.7 million in the property and casualty insurance segment and a relatively low amount of approximately $1.0 million in the reinsurance segment. The total of $16.7 million is below projections, but is approximately $1.6 million higher than the second quarter of 2017 due to the property and casualty insurance segment’s intercompany excess of loss reinsurance treaty with Employers Mutual Casualty Company (Employers Mutual), which capped catastrophe and storm losses at $10.2 million in the second quarter of 2017. No recoveries were made under the intercompany excess of loss reinsurance treaty with Employers Mutual covering the first half of 2018, primarily due to the relatively low amount of catastrophe and storm losses incurred during the first quarter of 2018. Catastrophe and storm losses in the reinsurance segment totaled $4.9 million in the second quarter of 2017.

The Company expects to report favorable development on prior years’ reserves totaling $511,000 in the second quarter of 2018, compared to adverse development totaling $1.7 million in the second quarter of 2017. On a segment basis, the property and casualty insurance segment is expected to report favorable development of approximately $3.2 million for the second quarter of 2018, while the reinsurance segment is expected to report adverse development of approximately $2.6 million.

Based on actual results for the first six months of 2018 and projections for the remainder of the year, management has revised its 2018 non-GAAP operating income guidance from the previous range of $1.10 to $1.30 per share to a range of $0.95 to $1.15 per share. This revised guidance is based on a projected GAAP combined ratio of 103.6 percent for the year and investment income growth in the low-single digits. The load for catastrophe and storm losses has been reduced to 7.7 percentage points from the previous expectation of 9.0 percentage points; however, the 1.3 point decline in the load for catastrophe and storm losses was offset by an increase in the amount of non-catastrophe losses expected in the property and casualty insurance segment.

About EMCI
EMC Insurance Group Inc. is a publicly held insurance holding company with operations in property and casualty insurance and reinsurance, which was formed in 1974 and became publicly held in 1982. The Company’s common stock trades on the Global Select Market tier of the Nasdaq Stock Market under the symbol EMCI. Additional information regarding the Company may be found at investors.emcins.com. EMCI’s parent company is Employers Mutual. EMCI and Employers Mutual, together with their subsidiary and affiliated companies, conduct operations under the trade name EMC Insurance Companies.

Cautionary Note Regarding Forward-Looking Statements
The Private Securities Litigation Reform Act of 1995 provides issuers the opportunity to make cautionary statements regarding forward-looking statements. Accordingly, any forward-looking statement contained in this report is based on management’s current beliefs, assumptions and expectations of the Company’s future performance, taking all information currently available into account. These beliefs, assumptions and expectations can change as the result of many possible events or factors, not all of which are known to management. If a change occurs, the Company’s business, financial condition, liquidity, results of operations, plans and objectives may vary materially from those expressed in the forward-looking statements.

The risks and uncertainties that may affect the actual results of the Company include, but are not limited to, the following:

•	catastrophic events and the occurrence of significant severe weather conditions;

•	the adequacy of loss and settlement expense reserves;

•	state and federal legislation and regulations;

•	changes in the federal corporate tax rate;

•	changes in the property and casualty insurance industry, interest rates or the performance of financial markets and the general economy;

•	rating agency actions;

•	“other-than-temporary” investment impairment losses; and

•	other risks and uncertainties inherent to the Company’s business, including those discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K.

Management intends to identify forward-looking statements when using the words “believe”, “expect”, “anticipate”, “estimate”, “project”, “may”, “intend”, “likely” or similar expressions. Undue reliance should not be placed on these forward-looking statements. The Company disclaims any obligation to update such statements or to announce publicly the results of any revisions that it may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Definition of Non-GAAP Information and Reconciliation to Comparable GAAP Measure
The Company prepares its public financial statements in conformity with GAAP. Management uses certain non-GAAP financial measures for evaluating the Company’s performance. These measures are considered non-GAAP financial measures under applicable Securities and Exchange Commission (SEC) rules because they are not displayed as separate line items in the consolidated financial statements or are not required to be disclosed in the notes to financial statements or, in some cases, include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measure. The Company’s calculation of non-GAAP financial measures may differ from similar measures used by other companies, so investors should exercise caution when comparing the Company’s non-GAAP financial measures to the measures used by other companies. The following discussion includes a reconciliation of the most directly comparable GAAP financial measure to the non-GAAP financial measure referenced in this report.

Non-GAAP operating income: One of the primary non-GAAP financial measures utilized by management for evaluating the Company’s performance is operating income. Non-GAAP operating income is calculated by excluding net realized investment gains/losses and, beginning in 2018, the change in net unrealized investment gains/losses on equity investments from net income/loss. While realized investment gains/losses are integral to the Company’s insurance operations over the long term, the decision to realize investment gains or losses in any particular period is subject to changing market conditions and management’s discretion, and is independent of the Company’s insurance operations. Prior to 2018, investments in equity investments were classified as available-for-sale and changes in unrealized investment gains/losses on equity investments were recognized in other comprehensive income. Effective January 1, 2018, the Company adopted the updated financial instruments guidance issued by the FASB, which requires changes in the unrealized investment gains/losses on equity investments to be recognized in net income/loss rather than other comprehensive income. Changes in unrealized investment gains/losses on equity investments are not predictable due to changing market conditions and are therefore also excluded from the calculation of non-GAAP operating income.

Management’s operating income guidance is also considered a non-GAAP financial measure. For the reasons noted above, management is unable to accurately project the amount of net income/loss that will result from realized investment gains/losses and changes in the unrealized investment gains/losses on equity investments, and therefore utilizes non-GAAP operating income in the Company’s projected annual guidance.

Management believes non-GAAP operating income is useful to investors because it illustrates the performance of the Company’s normal, ongoing insurance operations, which is important in understanding and evaluating the Company’s financial condition and results of operations. While this measure is consistent with measures utilized by investors and analysts to evaluate performance, it is not intended as a substitute for the GAAP financial measure of net income/loss.

RECONCILIATION OF EXPECTED RANGE OF NET LOSS PER SHARE TO RANGE OF NON-GAAP OPERATING INCOME/LOSS PER SHARE
	Three months ended June 30, 2018
	Estimated low end of range	Estimated high end of range
Net loss	$(0.26)	$(0.22)
Realized investment losses	0.25	0.25
Change in unrealized investment gains on equity investments	0.02	0.02
Income tax benefit	(0.05)	(0.05)
Net realized investment losses and, beginning in 2018, change in net unrealized investment gains on equity investments	0.22	0.22
Non-GAAP operating income (loss)	$(0.04)	$—

Contacts
Investors:                        Media:
Steve Walsh, 515-345-2515                Lisa Hamilton, 515-345-7589
steve.t.walsh@emcins.com                lisa.l.hamilton@emcins.com